Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
mpoole@hersheys.com	jbeckman@hersheys.com

Hershey Reports First-Quarter 2020 Financial Results

HERSHEY, Pa., April 23, 2020 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended March 29, 2020.

“We had a solid start to the year with our business performing as expected prior to the impact of COVID-19,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Our best wishes go out to those being affected by this pandemic, and our heartfelt thanks to those working tirelessly to help us persevere through it. At Hershey, we have an opportunity to help ensure a steady food supply and create some economic stability for our employees and the farmers, suppliers and partners that rely on us. We take great pride and passion in our ability to make moments of goodness during this time when physical connection is limited. The team has demonstrated relentless energy and dedication to plan and adapt while continuing to operate safely. The situation continues to evolve rapidly, and it is difficult to predict the future with much certainty. But we have more than 125 years of experience managing through challenging, fast-moving and unprecedented moments in time. We continue to focus on making the best long-term decisions for all our key stakeholders and believe this resilience will make us stronger in the days and years ahead.”

First-Quarter 2020 Financial Results Summary1
•Consolidated net sales of $2,037.3 million, an increase of 1.0%.
•Organic, constant currency net sales increased 0.5%.
•The net impact of acquisitions and divestitures on net sales was a 0.8 point benefit, while foreign currency exchange was a 0.3 point headwind.
•Reported net income of $271.1 million, or $1.29 per share-diluted, a decrease of 11.0%.
•Adjusted earnings per share-diluted of $1.63, an increase of 2.5%.
1 All comparisons for the first quarter of 2020 are with respect to the first quarter ended March 31, 2019

2020 Full-Year Financial Outlook
The company's previously issued net sales and earnings guidance on January 30, 2020, did not anticipate a significant impact from COVID-19. Overall, the company's first quarter performance was relatively in line with expectations, with a modest impact from COVID-19. However, retail foot traffic and takeaway have been volatile and consumer shopping and consumption behaviors are evolving in light of social distancing protocols. The length and severity of the pandemic and associated changes to consumer behaviors remain uncertain. Due to the rapidly, evolving situation and the high degree of uncertainty, the company does not believe that it can estimate the full financial impacts with reasonable accuracy, and therefore believes it is prudent to withdraw fiscal 2020 full-year guidance at this time. The company believes it has sufficient liquidity to satisfy its cash needs, as supported by access to bank lines of credit and an unsecured revolving credit facility. The company reaffirms its long-term financial objectives of net sales growth in the range of 2% to 4% and an increase in earnings per share of 6% to 8%.

First-Quarter 2020 Results
Consolidated net sales were $2,037.3 million in the first quarter of 2020 versus $2,016.5 million in the year ago period, an increase of 1.0%. Price realization was a 2.8 point benefit and the net impact of acquisitions and divestitures was a 0.8 point benefit driven by the acquisition of ONE Brands. Volume and foreign currency exchange were a 2.3 point and a 0.3 point headwind, respectively. These results were relatively in line with expectations, with a modest impact from COVID-19.

The company’s first-quarter 2020 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items positively impacting comparability of $86.3 million, or $0.34 per share-diluted, as outlined in the table below. For the first quarter of 2019, items positively impacting comparability totaled $31.2 million, or $0.14 per share-diluted.

Reported gross margin was 42.5% in the first quarter of 2020, compared to 44.3% in the first quarter of 2019, a decrease of 180 basis points. This decrease was driven by incremental derivative mark to market commodity losses. Adjusted gross margin was 46.6% in the first quarter of 2020, compared to 45.7% in the first quarter of 2019, an increase of 90 basis points, driven by net price realization and plant efficiencies from proactively building inventory to mitigate risk related to COVID-19.

Selling, marketing and administrative expenses increased 4.8% in the first quarter of 2020 versus the first quarter of 2019, driven by increased advertising spending and business investments. Advertising and related consumer marketing expenses increased 4.5% in the first quarter of 2020 versus the same period last year driven by advertising increases in North America. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 5.0% versus the first quarter of 2019. This increase was driven by the timing of investments in strategic growth capabilities and initiatives, including supply chain and the company's new enterprise resource planning system.

First-quarter 2020 reported operating profit of $382.8 million decreased 12.8% versus the first quarter of 2019, resulting in an operating profit margin of 18.8%, a decrease of 300 basis points. This decrease was driven by lower gross profit related to incremental derivative mark to market commodity losses and higher selling, marketing and administrative expenses. Adjusted operating profit of $471.5 million increased 0.2% versus the first quarter of 2019. This resulted in an adjusted operating profit margin of 23.1%, a decrease of 20 basis points versus the first quarter of 2019 as gross margin gains were more than offset by incremental advertising expenses and accelerated business investments.

The effective tax rate in the first quarter of 2020 was 19.8%, a decrease of 340 basis points versus the first quarter of 2019. The adjusted tax rate in the first quarter of 2020 was 19.1%, a decrease of 290 basis points versus the first quarter of 2019. Both the effective and adjusted tax rate decreases were driven primarily by higher investment tax credits versus the year ago period.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019

Derivative Mark-to-Market Losses	$81.8	$28.0	$0.39	$0.13
Business Realignment Activities	0.9	0.5	—	—
Acquisition-Related Costs	1.7	3.1	0.01	0.02
Long-Lived Asset Impairment Charges	7.5	—	0.04	—
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(2.4)	(0.4)	(0.01)	—
Facility Closure Reserve Adjustment	(3.2)	—	(0.01)	—
Tax effect of all adjustments reflected above	—	—	(0.08)	(0.01)
	$86.3	$31.2	$0.34	$0.14

The following are comments about segment performance for the first quarter of 2020 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,844.8 million in the first quarter of 2020, an increase of 2.1% versus the same period last year. Price realization was a 2.9 point benefit and the net impact of acquisitions and divestitures was a 0.9 point benefit. Volume was a 1.7 point headwind and foreign currency exchange was negligible.

Total Hershey U.S. retail takeaway for the 12 weeks ended April 5, 20204 in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 5.9% versus the prior-year period. Hershey’s U.S. candy, mint and gum retail takeaway increased 5.9%, resulting in a 100 basis point market share gain versus the prior-year period. Hershey’s salty snack retail takeaway increased 12.0% during the latest 12 weeks led by strong Skinny Pop and Pirate's Booty performance.

North America advertising and related consumer marketing expenses increased by 6.9% in the first quarter of 2020 versus the same period last year driven by higher advertising expenses. Gross margin gains were driven by net price realization, as well as plant efficiencies from proactively building inventory to mitigate risk related to COVID-19. These gains resulted in a segment income increase of 3.0% to $581.6 million in the first quarter of 2020, compared to $564.8 million in the first quarter of 2019.
4 Includes candy, mint, gum, salty snacks, meat snacks and grocery items

International and Other
First-quarter 2020 net sales for Hershey’s International and Other segment decreased 8.1% versus the same period last year to $192.5 million. Excluding a 2.3 point headwind from foreign currency exchange rates, constant currency net sales declined 5.8%. Volume was a 7.2 point headwind, largely attributable to COVID-19 related softness, particularly in China. These losses were partially offset by favorable net price realization of 1.4 points. Combined net sales in the company's strategic focus markets (Mexico, Brazil, India and China) decreased approximately 13.1%. Excluding a 4.7 point headwind from foreign currency exchange rates, combined organic constant currency net sales in Mexico, Brazil, India and China declined approximately 8.4%.

International and Other segment income decreased 20.9% to $16.0 million in the first quarter of 2020 driven by softness in China due to the impact of COVID-19.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended March 29, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
Mexico	(1.4)%	(1.5)%	0.1%	—%	0.1%
Brazil	(6.4)%	(16.9)%	10.5%	—%	10.5%
India	(8.3)%	(1.5)%	(6.8)%	—%	(6.8)%
China	(46.7)%	(1.3)%	(45.4)%	—%	(45.4)%
Total Strategic Focus Markets	(13.1)%	(4.7)%	(8.4)%	—%	(8.4)%

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the first quarter of 2020 was $126.1 million, an increase of $11.6 million, or 10.1% versus the same period of 2019. This increase was driven by incremental investments to advance strategic capabilities for long-term growth.
Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on first-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including business realignment activities, acquisition-related costs, an adjustment to a reserve associated with a prior year facility closure, long-lived asset impairment charges, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	March 29, 2020	March 31, 2019
Reported gross profit	$866,622	$892,504
Derivative mark-to-market losses	81,754	27,967
Acquisition-related costs	—	56
Non-GAAP gross profit	$948,376	$920,527

Reported operating profit	$382,800	$438,869
Derivative mark-to-market losses	81,754	27,967
Business realignment activities	895	484
Acquisition-related costs	1,636	3,180
Long-lived asset impairment charges	7,543	—
Facility closure reserve adjustment	(3,150)	—
Non-GAAP operating profit	$471,478	$470,500

Reported provision for income taxes	$66,229	$92,053
Derivative mark-to-market losses*	14,493	1,367
Business realignment activities*	197	(105)
Acquisition-related costs*	384	759
Long-lived asset impairment charges*	362	—
Facility closure reserve adjustment*	(743)	—
Non-GAAP provision for income taxes	$80,922	$94,074

Reported net income	$271,137	$304,358
Derivative mark-to-market losses	67,261	26,600
Business realignment activities	698	589
Acquisition-related costs	1,252	2,421
Long-lived asset impairment charges	7,181	—
Noncontrolling interest share of business realignment and impairment charges	(2,369)	(433)
Facility closure reserve adjustment	(2,407)	—
Non-GAAP net income	$342,753	$333,535

Reported EPS - Diluted	$1.29	$1.45
Derivative mark-to-market losses	0.39	0.13
Acquisition-related costs	0.01	0.02
Long-lived asset impairment charges	0.04	—
Noncontrolling interest share of business realignment and impairment charges	(0.01)	—
Facility closure reserve adjustment	(0.01)	—
Tax effect of all adjustments reflected above**	(0.08)	(0.01)
Non-GAAP EPS - Diluted	$1.63	$1.59

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	March 29, 2020	March 31, 2019
As reported gross margin	42.5%	44.3%
Non-GAAP gross margin (1)	46.6%	45.7%

As reported operating profit margin	18.8%	21.8%
Non-GAAP operating profit margin (2)	23.1%	23.3%

As reported effective tax rate	19.8%	23.2%
Non-GAAP effective tax rate (3)	19.1%	22.0%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended March 29, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America segment
Canada	(1.5)%	(0.6)%	(0.9)%	—%	(0.9)%
Total North America segment	2.1%	—%	2.1%	0.9%	1.2%

International and Other segment
Mexico	(1.4)%	(1.5)%	0.1%	—%	0.1%
Brazil	(6.4)%	(16.9)%	10.5%	—%	10.5%
India	(8.3)%	(1.5)%	(6.8)%	—%	(6.8)%
China	(46.7)%	(1.3)%	(45.4)%	—%	(45.4)%
AEMEA Markets	(4.3)%	—%	(4.3)%	—%	(4.3)%
Total International and Other segment	(8.1)%	(2.3)%	(5.8)%	—%	(5.8)%

Total Company	1.0%	(0.3)%	1.3%	0.8%	0.5%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market Losses: The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years. This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings. During the first quarter of 2020, business realignment charges related primarily to severance expenses and third-party costs related to this program. During the first quarter of 2019, business realignment charges related primarily to third-party costs related to this program.

Acquisition-Related Costs: Costs incurred during the first quarter of 2020 related to the integration of the 2019 acquisition of ONE Brands, LLC. Costs incurred during the first quarter of 2019 related to the integration of the 2018 acquisitions of Amplify Snack Brands, Inc. and Pirate Brands.

Long-Lived Asset Impairment Charges: During the first quarter of 2020, we recorded impairment charges to adjust long-lived asset values associated with our Lotte Shanghai Foods Co., Ltd. disposal group. Additionally, in connection with a previous sale, the Company wrote-down certain receivables deemed uncollectible.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Facility Closure Reserve Adjustment: During the first quarter of 2020, we recognized a positive adjustment due to a change in a prior year reserve associated with a facility closure.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Current Report on Form 8-K filed on March 25, 2020. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended March 29, 2020 and March 31, 2019
(unaudited) (in thousands except per share amounts)

			First Quarter
			2020	2019

Net sales			$2,037,317	$2,016,488
Cost of sales			1,170,695	1,123,984
Gross profit			866,622	892,504

Selling, marketing and administrative expense			475,384	453,573
Long-lived asset impairment charges			7,543	—
Business realignment costs			895	62

Operating profit			382,800	438,869
Interest expense, net			36,255	37,458
Other (income) expense, net			11,533	5,477

Income before income taxes			335,012	395,934
Provision for income taxes			66,229	92,053

Net income including noncontrolling interest			268,783	303,881

Less: Net loss attributable to noncontrolling interest			(2,354)	(477)
Net income attributable to The Hershey Company			$271,137	$304,358

Net income per share	- Basic	- Common	$1.33	$1.49
	- Diluted	- Common	$1.29	$1.45
	- Basic	- Class B	$1.21	$1.36

Shares outstanding	- Basic	- Common	148,298	148,709
	- Diluted	- Common	210,147	210,327
	- Basic	- Class B	60,614	60,614

Key margins:
Gross margin			42.5%	44.3%
Operating profit margin			18.8%	21.8%
Net margin			13.3%	15.1%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended March 29, 2020 and March 31, 2019
(unaudited) (in thousands of dollars)

	First Quarter
	2020	2019	% Change
Net sales:
North America	$1,844,821	$1,806,958	2.1%
International and Other	192,496	209,530	(8.1)%
Total	$2,037,317	$2,016,488	1.0%

Segment income:
North America	$581,555	$564,761	3.0%
International and Other	16,004	20,243	(20.9)%
Total segment income	597,559	585,004	2.1%
Unallocated corporate expense (1)	126,081	114,504	10.1%
Mark-to-market adjustment for commodity derivatives (2)	81,754	27,967	192.3%
Long-lived asset impairment charges	7,543	—	N/A
Costs associated with business realignment initiatives	895	484	84.9%
Acquisition-related costs	1,636	3,180	(48.6)%
Facility closure reserve adjustment	(3,150)	—	N/A
Operating profit	382,800	438,869	(12.8)%
Interest expense, net	36,255	37,458	(3.2)%
Other (income) expense, net	11,533	5,477	110.6%
Income before income taxes	$335,012	$395,934	(15.4)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net losses (gains) on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	First Quarter
	2020	2019
Segment income as a percent of net sales:
North America	31.5%	31.3%
International and Other	8.3%	9.7%

The Hershey Company
Consolidated Balance Sheets
as of March 29, 2020 and December 31, 2019
(in thousands of dollars)

Assets	March 29, 2020	December 31, 2019
	(unaudited)
Cash and cash equivalents	$1,094,796	$493,262
Accounts receivable - trade, net	705,639	568,509
Inventories	832,193	815,251
Prepaid expenses and other	222,125	240,080

Total current assets	2,854,753	2,117,102

Property, plant and equipment, net	2,150,217	2,153,139
Goodwill	1,976,699	1,985,955
Other intangibles	1,324,797	1,341,166
Other assets	523,913	512,000
Deferred income taxes	25,064	31,033

Total assets	$8,855,443	$8,140,395

Liabilities and Stockholders' Equity

Accounts payable	$531,928	$550,828
Accrued liabilities	673,285	702,372
Accrued income taxes	61,273	19,921
Short-term debt	837,621	32,282
Current portion of long-term debt	788,692	703,390

Total current liabilities	2,892,799	2,008,793

Long-term debt	3,453,525	3,530,813
Other long-term liabilities	637,533	655,777
Deferred income taxes	197,045	200,018

Total liabilities	7,180,902	6,395,401

Total stockholders' equity	1,674,541	1,744,994

Total liabilities and stockholders' equity	$8,855,443	$8,140,395